Exhibit 10.1
SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement") is entered into on November 26, 2014 by and among Track Group – Analytics Limited, a company formed under the laws of the province of Nova Scotia (the "Purchaser") and a wholly-owned subsidiary of SecureAlert, Inc. dba Track Group, Inc., a Utah corporation ("Track Group"), G2 Research Limited, a company formed under the laws of the province of Nova Scotia (the "Company"), and Tom Gilgan, Bruce Annand and Ron Stewart (each of such individuals in their own right and on behalf of their respective family trusts a "Stockholder" and together, the "Stockholders").  The Purchaser, the Company and the Stockholders are referred to collectively herein as the "Parties" and individually as a "Party."

RECITALS

WHEREAS the authorized capital of the Company consists of an unlimited number of seven classes of common shares without par value (Classes A-G), 100,000 Class B preferred shares having a par value of $0.001 each, an unlimited number of Class C preferred shares having a par value of $0.001 each and 2,600,000 Class D preferred shares having a par value of $0.0001 each;

WHEREAS the Purchaser has agreed to purchase the Company and, at the request of the Stockholders, has agreed to do so by purchasing the following shares from the following Stockholders:

STOCKHOLDER	SHARES
Tom Gilgan	46,000 Class B preferred 81,154 Class C preferred
Bruce Annand	39,000 Class B preferred 72,203 Class C preferred
Ron Stewart	15,000 Class B preferred 36,401 Class C preferred
The Gilgan 2011 Family Trust	46 Class D common 4 Class G common 591,946 Class D preferred
The Annand (2009) Family Trust	39 Class E common 11 Class G common 490,697 Class D preferred
The Stewart 2011 Family Trust	15 Class F common 35 Class G common 486,099 Class D preferred

(all of such shares being herein referred to as the "Stock");

WHEREAS the Stockholders desire to sell and convey the Stock to the Purchaser, and the Purchaser desires to purchase the Stock from the Stockholders, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions.

(a)
“ACC” means $2,050,000 plus the Company’s current assets at Financial Close (including cash, Accounts Receivable, prepaid expenses, tax refunds and deferred tax benefits) less the Company’s liabilities at Financial Close (including the ACOA debt, any unpaid debts owed to Stockholders, accounts payable, accrued liabilities and accrued vacation pay);

(b)	"Accounts Receivable" has the meaning set forth in Section 3.22.

(c)	"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(d)	"Aggregate Deal Cap" has the meaning set forth in Section 7.4.

(e)	"Agreement" has the meaning set forth in the preface above.

(f)
"Applicable Contract" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

(g)	"Balance Sheet" means the Company's unaudited balance sheet as of December 31, 2013.

(h)	"Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in Salt Lake City, Utah or Nova Scotia, Canada are authorized or required by law to close.

(i)
“Cause” means, in respect of the employment of any of Tom Gilgan, Bruce Annand or Ron Stewart by the Company:  (a) his continued violations of his obligations which are demonstrably willful or deliberate on his part after there has been delivered to him a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties, (b) his engagement in willful misconduct which is injurious to the Company or its subsidiaries, (c) his commission of a felony, an act of fraud against or the misappropriation of property belonging to the Company or its subsidiaries, (d) his breaching in any material respect, the terms of any confidentiality or proprietary information agreement between him and the Company, or (e) his commission of a material violation of the Company’s standards of employee conduct.

(j)
"Change of Control" means, with respect to an entity (including any successor entity of such an entity), (i) the sale of all or substantially all of the assets of such entity to, or (ii) the acquisition, whether by one or more transactions, of 50% or more of the voting stock of such entity by, in either case a single Person and its Affiliates or a group of Persons acting in concert, which single Person and its Affiliates or group of Persons are not Affiliates of the Company or any of its Affiliates.

(k)	"Closing" has the meaning set forth in Section 2.2(a).

(l)	"Closing Balance Sheet" has the meaning set forth in Section 2.4(a).

(m)	"Closing Cash Consideration" has the meaning set forth in Section 2.3(a)(ii).

(n)	"Closing Date" has the meaning set forth in Section 2.2(a).

(o)
"Closing Material Adverse Change" means any effect, change or circumstance that occurs prior to the Closing and that individually or in the aggregate with other effects, changes or circumstances is or could reasonably be expected to be, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company, except for any change, effect or event (i) arising solely because of changes in the world economy, political conditions or securities markets in general, or (ii) arising solely because of any technical, financial, operations or other business development or improvement undertaken by a competitor of the Company, or (iii) arising solely because of any official promulgations after the date hereof of changes in legislation applicable to the Company, other than, in the case of (i), where the effects thereof on the Company are materially disproportionate to the effects on other Persons in the same industry.

(p)	"Collection Period" has the meaning set forth in Section 5.6.

(q)	"Company" has the meaning set forth in the preface above.

(r)	"Company Disclosure Schedules" has the meaning set forth in ARTICLE 3.

(s)
"Company Material Adverse Effect" or "Company Material Adverse Change" means any effect, change or circumstance that individually or in the aggregate with other effects, changes or circumstances is or could reasonably be expected to be, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company, taken as a whole.

(t)	"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

(u)
"Contemplated Transactions" means the purchase and sale of the Stock and the other transactions contemplated under this Agreement and under any other agreement, certificate, document or writing delivered in connection with or arising out of this Agreement or the Closing.

(v)	"Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

(w)
"Controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the power to direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of a Person, by contract or otherwise.

(x)	"CRA" means the Canada Revenue Agency.

(y)	"Customer Agency" means any direct contracting authority of any federal, provincial state or local government, domestic or foreign.

(z)	"Dollar" or "dollar" or "$" shall mean the currency of Canada, unless otherwise indicated.

(aa)
"Due Inquiry" means reasonable inquiry into any particular fact or matter as would reasonably be expected to become aware of such fact or other matter in the course of (i) carrying out the duties of the person as an officer and director of the Company or (ii) conducting a reasonable investigation concerning the existence of such fact or other matter.

(bb)
"Employee Benefit Plan" means all employment, consulting, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefits, agreement, plan, program, arrangement, policy, practice or undertaking whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured, self-insured or uninsured, that is maintained, contributed to, or required to be contributed to, for the benefit of the employees, former employees, or their spouses, dependents, survivors or beneficiaries, or which the Company is a party to or bound by or has any liability (whether present or future, absolute or contingent), whether or not subject to any Legal Requirement, except that the term "Employee Benefit Plan" will not include any statutory plans which the Company is required to participate in or comply with, including any government-sponsored pension, employment insurance, workers' compensation, prescription drug, parental insurance and health insurance plans.

(cc)	"Employment Agreements" has the meaning set forth in Section 2.2(b)(vi).

(dd)
"Environment" shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

(ee)
"Environmental, Health, and Safety Requirements" shall mean any Legal Requirement or Order concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

(ff)	"Escrow Agent" means Cox & Palmer.

(gg)	"Escrow Agreement" has the meaning set forth in Section 2.5.

(hh)	“Financial Close” means the close of business on November 17, 2014;

(ii)	"Financial Statements" has the meaning set forth in Section 3.7.

(jj)	"GAAP" means Canadian generally accepted accounting principles as in effect from time to time.

(kk)	"Governmental Authority" means any:

(i)	nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)	Canadian federal, provincial, state, local, municipal, foreign, or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)	multi-national organization or body; or

(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(ll)
"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(mm)	"Indemnified Party" has the meaning set forth in Section 7.5(a).

(nn)	"Indemnifying Party" has the meaning set forth in Section 7.5(a).

(oo)
"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors' certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

(pp)	"ITA" means the Income Tax Act (Canada) and the regulations thereunder.

(qq)	"Knowledge of the Company" means the knowledge of any of Tom Gilgan, Bruce Annand or Ron Stewart, after Due Inquiry.

(rr)
"Legal Requirement" means any Canadian federal, provincial, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

(ss)
"Lien" means any mortgage, hypothec, pledge, lien, encumbrance, charge, security interest, claim, community property interest, condition, equitable interest, option, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(tt)	"Loss(es)" has the meaning set forth in Section 7.2.

(uu)
"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

(vv)	"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(i)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)
such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; or

(iii)
such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ww)	"Party" and "Parties" has the meaning set forth in the preface above.

(xx)
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof), or similar entity, whether or not a legal person.

(yy)	"Post-Closing Payment" has the meaning set forth in Section 2.6(a).

(zz)	"Post-Closing Payment Period" has the meaning set forth in Section 2.6(a).

(aaa)
"Post-Closing Payment Trigger Event" means the occurrence of any of the following:  (a) the sale of Track Group or the Company, or substantially all of the assets of Track Group or the Company, to a Person which is not an Affiliate of the Company or the Purchaser immediately prior to such sale, (b) the liquidation of the Company, (c) the relocation of the G2 Research business unit to a location more than 100 miles away from the borders of the Halifax Regional Municipality, Nova Scotia, existing on the date hereof, (e) the direct or indirect sale or transfer of all or substantially all of the Intellectual Property of the Purchaser to a Person which is not an Affiliate of the Company or the Purchaser, or (f) the termination of the employment of any two of Tom Gilgan, Bruce Annand or Ron Stewart, without Cause (and if such two terminations do not occur on the same date, the later of such termination dates).

(bbb)	"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

(ccc)
"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ddd)	"Purchaser" has the meaning set forth in the preface above.

(eee)	"Purchase Price" has the meaning set forth in Section 2.3(a).

(fff)	"Purchaser Disclosure Schedules" has the meaning set forth in ARTICLE 4.

(ggg)	"Purchaser Indemnified Party" and "Purchaser Indemnified Parties" has the meaning set forth in Section 7.2.

(hhh)	"Real Property" has the meaning set forth in Section 3.17(a).

(iii)	"Related Person" means with respect to a particular individual:

(i)	each other member of such individual's Family;

(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(iii)	any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(iv)	any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(v)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

(vi)	any Person that holds a Material Interest in such specified Person;

(vii)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(viii)	any Person in which such specified Person holds a Material Interest;

(ix)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(x)	any Related Person of any individual described in clause (vi) or (vii) above.

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

(jjj)	"Required Consents and Notices" has the meaning set forth in Section 3.18.

(kkk)	"Stock" has the meaning set forth in the recitals above.

(lll)	"Stockholder(s)" has the meaning set forth in the preface above.

(mmm)	"Stockholder Indemnified Party" and "Stockholder Indemnified Parties" has the meaning set forth in Section 7.3.

(nnn)	"Stockholders Agreement" means the Shareholders Agreement dated November 15, 2011, as amended and restated as of November 1, 2014, among the Company, Tom Gilgan, Bruce Annand and Ron Stewart.

(ooo)
"Subsidiary" means any corporation, limited liability company or partnership with respect to which a specified Person (or a subsidiary thereof) owns, directly or indirectly, a majority of the common shares or other equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other members of the entity's comparable governing body.

(ppp)
"Taxes" means (a) any and all federal, provincial, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, capital, sales (including HST), occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (b) any liability for the payment of any amounts of the type described in paragraph (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(qqq)
"Tax Return" means any Canadian federal, provincial, local or non-Canadian return, declaration, report, claim for refund, amended return, form, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

(rrr)	"Third Party Claims" has the meaning set forth in Section 7.5(a).

1.2	Construction.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  When used herein, the terms "third party" or "third parties" refers to Persons other than Purchaser, the Company or the Stockholders.  Any reference to any federal, provincial, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE 2

THE PURCHASE

2.1	The Purchase.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Stockholders, and the Stockholders shall sell and transfer to the Purchaser, the Stock, free and clear of any Liens, for and in consideration of the Purchase Price.  Immediately following the Closing, the Purchaser shall own all of the issued and outstanding equity and all other ownership interests of the Company, in each case free and clear of any Liens.

2.2	The Closing.

(a)
The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Salt Lake City offices of Track Group commencing at 10:00 a.m. local time on November 26, 2014 or such other date as the Parties may mutually determine (the "Closing Date").

(b)	At the Closing the Company, and, where applicable, the Stockholders shall deliver or cause to be delivered to Purchaser:

(i)
certificates representing the Stock held by each Stockholder, free and clear of any Liens, registered in the names of each such Stockholder and duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Company;

(ii)	the minute book of the Company;

(iii)	copies of the Required Consents and Notices;

(iv)	the certificates referred to in Section 6.1(e), 6.1(f) and 6.1(g).

(v)	the Escrow Agreement, executed by the Stockholders, the Escrow Agent and all other parties thereto;

(vi)
the employment agreement between the Purchaser and Tom Gilgan to be effective upon Closing, substantially in the form attached hereto as Exhibit B1, the employment agreement between the Purchaser and Bruce Annand to be effective upon Closing, substantially in the form attached hereto as Exhibit B2, and the employment agreement between the Purchaser and Ron Stewart to be effective upon Closing, substantially in the form attached hereto as Exhibit B3 (collectively the "Employment Agreements");

(vii)	a release agreement between the Company and the Stockholders substantially in the form attached hereto as Exhibit C, executed by each of the Stockholders and the Company;

(viii)	a discharge of all indebtedness and related Liens described in Schedule 3.5;

(ix)	evidence satisfactory to the Purchaser as to the status of the Company's accounts with Canada Revenue Agency;

(x)	such other documents, instruments or certificates requested by the Purchaser and listed below:

(A)	a good standing certificate for the Company from the Nova Scotia Registrar of Joint Stock Companies as to the legal existence and good standing of the Company;

(B)
certificates of appropriate governmental officials in each jurisdiction in which the Company is required to qualify to do business as a foreign corporation or an extra-provincial company as to the due qualification and good standing of the Company in each such jurisdiction;

(C)	written resignations of members of the Board of Directors of the Company;

(xi)	the declarations of each Stockholder as to their residency as set forth in Section 3.29;

(xii)	all other agreements or instruments required under the terms of this Agreement to be delivered by the Stockholders to the Purchaser.

(c)	At the Closing, the Purchaser shall deliver:

(i)	to the Escrow Agent, the Escrowed Shares and $100,000 of the Closing Cash Consideration;

(ii)	to the Stockholders, $1,900,000 of the Closing Cash Consideration in accordance with Section 2.3(a)(ii) below;

(iii)	to the Stockholders, the certificate referred to at Section 6.2(d) below;

(iv)	to the Stockholders, the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(v)	the common stock of Track Group as contemplated by Section 2.8; and

(vi)	all other agreements or instruments required under the terms of this Agreement to be delivered by the Purchaser to the Stockholders.

2.3	The Purchase Price.

(a)
On the terms and subject to the conditions set forth in this Agreement, in consideration of the Stock being acquired by the Purchaser hereunder, the Purchaser shall pay to the Stockholders in accordance with the terms of this Agreement the Purchase Price, being an aggregate amount of Two Million Six Hundred Thousand Dollars ($2,600,000) (such amount, as adjusted in accordance with Section 2.4, the "Closing Purchase Payment") plus any Post-Closing Payments as may be payable by the Purchaser to the Stockholders pursuant to Section 2.6.  The Closing Purchase Payment shall be subject to adjustment in accordance with Section 2.4.  The Closing Purchase Payment shall be payable as follows:

(i)
The "Escrowed Shares" (as defined in Section 2.5 hereof) having an agreed value of Six Hundred Thousand Dollars ($600,000) shall be delivered to the Escrow Agent pursuant to the terms and conditions of Section 2.5; and

(ii)
$2,000,000 (the "Closing Cash Consideration") shall be paid at the Closing (subject to potential adjustment pursuant to Section 2.4(a)) as follows:  $1,900,000 to the Stockholders, payable by wire transfer of immediately available funds to such bank account as per written instructions of the Stockholders, given to the Purchaser at least two (2) Business Days prior to the Closing; and $100,000 deposited in escrow with the Escrow Agent ("Closing Escrow Funds").  Such Closing Escrow Funds shall be held in escrow by the Escrow Agent for 120 calendar days from the date of Closing in accordance with the Escrow Agreement and any claims by Purchaser against the Closing Escrow Funds shall be made in accordance with the terms of the Escrow Agreement.

(b)	All payments required to be made under this Agreement shall be paid in Canadian Dollars.

2.4	Adjustments to Closing Purchase Payment

(a)
Attached as Schedule 2.4A is a preliminary balance sheet of the Company as of Financial Close (the "Closing Balance Sheet"), and a calculation of ACC as of Financial Close.  The Stockholders represent that the Closing Balance Sheet has prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments and except for any other variances from GAAP as are explicitly contemplated by this Agreement) and in a manner consistent with the Company's past accounting practices and conventions.

(b)
Within 5 Business Days after 120 days after Financial Close, the Stockholders shall prepare and deliver to the Purchaser a final Closing Balance Sheet calculating the ACC as of Financial Close.   The Purchaser shall have 10 Business Days thereafter to review the final Closing Balance Sheet and deliver to the Stockholders, in writing, any objections to the final Closing Balance Sheet and calculation of the ACC as of Financial Close (which written objection shall contain a description in reasonable detail of the basis of the Purchaser’s objections).   The parties shall attempt in good faith to resolve any objections within 5 Business Days.  If the parties are unable to resolve any objections, the remaining dispute shall be submitted to arbitration pursuant to Section 8.8 below.

(c)
If the ACC as finally determined on the final Closing Balance Sheet is less than $2,000,000, any shortfall shall be paid from the  Closing Escrow Funds, and any shortfall in excess of $100,000 shall be paid forthwith by the Stockholders to the Purchaser.  Attached as Schedule 2.4B is an example of the calculation of the foregoing adjustment.

(d)
Each Party shall provide all other Parties and their representatives with reasonable access to books and records relating to the Company and the Company's assets and relevant personnel during the preparation of the final Closing Balance Sheet and the resolution of any disputes that may arise under this Section 2.4.

2.5	Escrowed Shares

At Closing, the Purchaser shall issue and deliver to the Escrow Agent 35,000 shares of the common stock of Track Group (the "Escrowed Shares").  The Escrow Agent shall hold the Escrowed Shares in escrow pursuant to the terms of the escrow agreement in the form attached hereto as Schedule 2.5(A) (the "Escrow Agreement"), and shall release ½ of the Escrowed Shares to the Stockholders on the first anniversary of the Closing Date, and shall release ½ of the Escrowed Shares to the Stockholders on the second anniversary of the Closing Date (each such anniversary date being herein referred to as a "Release Date".  The Purchaser's obligation to release either tranche of the Escrowed Shares to a particular Stockholder shall be subject to the condition that if any of Tom Gilgan, Bruce Annand and Ron Stewart has voluntarily resigned from his employment with the Company prior to the date such tranche of the Escrowed Shares is otherwise due to be released, the tranche of the Escrowed Shares otherwise payable to such person (or his family trust) shall be forfeited (but for greater certainty the Escrowed Shares otherwise to be released to the other Stockholders who remain employees of the Company at such time shall be released to them).

2.6	Post-Closing Payments.

(a)
In recognition of the difficulty in determining the fair market value of the goodwill of the Company, the Purchaser shall make additional payments to the Stockholders of up to $2,000,000 during the period beginning on the Closing Date and ending on the second annual anniversary thereof (the "Post-Closing Payment Period") if the milestone targets (including the sub-milestones) (the "Milestones") set out in Schedule 2.6 are achieved.  Any milestone target or sub-milestone target that is achieved in accordance with the provisions of Schedule 2.6 shall immediately vest and be payable to the Stockholders (the “Vested Payment”), and shall be paid by the delivery of the applicable number of Post-Closing Shares (as hereinafter defined) by the Purchaser to the Stockholders within 10 Business Days of the date of vesting.  The number of shares of common stock of Track Group to be delivered in payment of any Vested Payment  (the "Post-Closing Shares") shall be determined by the formula A ÷ B, where A = the Vested Payment, and B = the average closing trading price for the shares of common stock of Track Group during the fifteen consecutive Business Days preceding the day that is four Business Days prior to the date the Vested Payment became vested, each such trading price converted to Canadian Dollars at the final currency exchange rate on such date.

(b)
Operation of the Business.  Track Group agrees that, during the Post-Closing Payment Period it will act, and cause the Purchaser and the Company to so act, in a manner that does not unreasonably impair or undermine the Stockholders' interest in the Schedule 2.6 milestones being achieved.   For example, Track Group shall not discontinue its TrackerPal product before the milestone deadlines related to this product have passed, without fair compensation to the Stockholders in respect of the lost opportunity to achieve this milestone.

(c)
Post-Closing Payment Trigger Event.   If at any time during the Post-Closing Payment Period there is a Post-Closing Payment Trigger Event, any milestone targets or sub-milestone targets for which the deadline dates have not already passed shall be deemed to have been achieved in full as of the date of the Post-Closing Payment Trigger Event, and the applicable Post-Closing Shares shall be delivered to the Stockholders in respect thereof.

(d)	Objection, Dispute Resolution.

(i)
The Stockholders shall give written notice to Track Group of any objection they have to a decision or position taken by Track Group as to whether a particular milestone or sub-milestone has been achieved, or the extent to which same have been achieved, within 10 Business Days after the later of the particular milestone date or the date at which Track Group’s decision or position in respect thereof has been communicated in writing to the Stockholders.    The parties may negotiate a resolution to any such disputes at the time, but agree that any arbitration of such disputes shall be tabled until the end of the Post-Closing Payment Period so that all of the disputes can be resolved through a single arbitration.

(ii)
Within sixty (60) days following the end of the Post-Closing Payment Period, the Stockholders shall deliver to Track Group, in writing, any outstanding objections to the calculation and/or payment amounts of the post-closing Vested Payments or the number of Post-Closing Shares delivered in payment therefor (which written objections shall contain a description in reasonable detail of the basis of the Stockholders objections).  If the Stockholders do not give Track Group written notice of their objection as required herein then the calculation and/or number of Post-Closing Shares delivered shall be final.

(iii)
If the Stockholders and Track Group cannot resolve any such objections as described in the Stockholders’ written objections within 45 days of delivery of such objections to Track Group, using reasonable best efforts of both parties, the objections shall be submitted to arbitration pursuant to Section 8.8 below.

2.7	IP Escrow Agreement.

The parties acknowledge as follows: (i) the Company has deposited with Iron Mountain, in escrow, its software code; (ii) Iron Mountain is conducting a basic review of the Company software pursuant to the terms of the Three-Party Escrow Services Agreement between the Company, SecureAlert, Inc., dba Track Group, and Iron Mountain (the "Iron Mountain Agreement"); and (iii) if the Company software does not satisfy the requirements specified in the Iron Mountain Agreement, Purchaser shall have the option to terminate this Agreement.

2.8	Consultant Payments.

As a condition of Closing, the Purchaser shall deliver 3,500 shares of common stock of Track Group as follows:  1,421 shares to GMT Business Solutions Limited, 1,204 shares to DV IT Consulting Limited, and 875 shares to Continuit Consutling Group Incorporated. Such shares shall be freely tradeable upon delivery.

2.9	Track Group.

Track Group hereby guarantees the performance of all of the Purchaser’s obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

The Company and the Stockholders, jointly and severally, make the following representations and warranties to the Purchaser, as modified by the disclosure schedules prepared by the Stockholders and accompanying this Agreement (the "Company Disclosure Schedules"), and each reference to a Schedule in this ARTICLE 3 shall be a reference to a section of such Company Disclosure Schedules.

3.1	Organization, Qualification, and Corporate and Trust Powers.

The Company is a limited company duly organized, validly existing, and in good standing under the laws of the province of Nova Scotia.  The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a Company Material Adverse Effect.  The Company has full corporate power and authority to carry on the businesses in which it is engaged as it is presently conducted and to own, operate and use the properties owned and used by it.  Schedule 3.1 lists the officers of the Company.  The Company has delivered or made available to the Purchaser correct and complete copies of the Memorandum of Association and Articles of Association of the Company (each as amended to date).  The minute books (containing the records of meetings of the shareholders and the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects.  The Company is not in default under or in violation of any provision of its Memorandum of Association and Articles of Association.  Each Family Trust is a trust duly settled and validly existing under the laws of the province of Nova Scotia as a Nova Scotia trust. The trustees of each Family Trust have made available to Purchaser true and complete copies of the trust indenture whereby such trust was settled and is currently governed, and all amendments thereto.  The trustees of each Family Trust have all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the trustees of each Family Trust and the consummation by each Family Trust of the Contemplated Transactions have been duly authorized by all necessary action by the trustees of each such Family Trust in accordance with applicable Legal Requirements and the terms of each such Family Trust.

3.2	Title to Shares; Capitalization.

The Stockholders are the record and beneficial owners of all of the Stock, free and clear of all Liens. The shares of the Company are owned of record and beneficially as indicated below, free and clear of all Liens.  The entire authorized capital stock of the Company consists of an unlimited number of seven classes of common shares without par value (Classes A-G), 100,000 Class B preferred shares having a par value of $0.001 each, an unlimited number of Class C preferred shares having a par value of $0.001 each and 2,600,000 Class D preferred shares having a par value of $0.0001 each, of which only the shareholdings set out in the recitals to this Agreement are issued and outstanding and owned of record:  All of the shares of the Company (including the Stock) have been duly authorized and are validly issued, fully paid, and nonassessable.  None of the shares of the Company (including the Stock) were issued in violation of the Securities Act of any province of Canada, any Rule or Policy Statement thereunder, or any other Legal Requirement.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its share capital.  There are no outstanding or authorized stock appreciation rights or units, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.  The Company has never been a reporting issuer under any Canadian securities laws, and the Company is a private issuer under National Instrument 45-106.

3.3	Authorization of Transaction; Enforceability.

The Company has full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the Employment Agreements and to perform its obligations hereunder and thereunder, and such execution, delivery and performance has been duly authorized by all necessary corporate action by the Company.  This Agreement and the Escrow Agreement constitute the valid and legally binding obligation of the Company and the Stockholders, enforceable against the Company and the Stockholders in accordance with their respective terms.

3.4	Noncontravention.

Except as set forth on Schedule 3.4, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) conflict with or violate the Memorandum of Association and Articles of Association of the Company or any resolution adopted by the Board of Directors or the Stockholders of the Company or result in a violation of, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, (b) contravene, conflict with or violate any Legal Requirement applicable to the Company or any of the Stockholders or by which any of them or their respective properties or assets is bound, (c) contravene, conflict with, or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract identified or required to be identified on the Company Disclosure Schedules, or result in the creation of any Lien on any of the properties or assets of the Company or any of the Stockholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of the Stockholders is a party or by which the Company or any of the Stockholders, or any of their respective properties or assets is bound, or (d) except as otherwise contemplated in this Agreement, require the Company to obtain any material consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

3.5	Title to Tangible Assets.

Except as set forth in Schedule 3.5, the Company has good and marketable title to, or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its real and material personal properties and assets including all of the properties and assets reflected on the Balance Sheet and Closing Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet and the Closing Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet or the Closing Balance Sheet in the Ordinary Course of Business and consistent with past practice).  All properties and assets reflected in the Balance Sheet and the Closing Balance Sheet are free and clear of all Liens except, with respect to all such properties and assets, those: (i) relating to the indebtedness set forth on Schedule 3.5, (ii) securing Taxes, assessments and other governmental charges or levies not yet due or delinquent or the claims of carriers, warehousemen or landlords for labor, materials, supplies or rentals that are not yet due and delinquent; and (iii) consisting of deposits or pledges in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds.

3.6	Subsidiaries.

The Company does not have any Subsidiaries.

3.7	Financial Statements.

Schedule 3.7 attaches the following externally reviewed financial statements (collectively the "Financial Statements"):  unaudited balance sheets and statements of income, changes in shareholders' equity, and cash flows as of and for the fiscal years ended December 31, 2011, 2012, 2013 and interim financial statements as of September 30, 2014 for the Company.  The Financial Statements (including the notes thereto) have been prepared in a manner consistent with GAAP applied on a consistent basis throughout the periods covered thereby, subject to normal year-end adjustments for the interim statements that are not material, and, except as disclosed in Schedule 3.7.1, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods.  No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements of the Company.

3.8	Events Subsequent to Most Recent Fiscal Year End.

Since December 31, 2013, (a) the Company has operated its business in the Ordinary Course of Business, (b) there has not been any Company Material Adverse Change and (c) the Company has not (i) issued any additional shares in its capital or issued, sold or granted any option or right to acquire, or otherwise disposed of, any of its authorized but unissued capital; (ii) repurchased, retired or redeemed any shares in its capital, other than the redemption of the Company's Class A preferred shares; (iii) entered into any material transaction with any third party outside the Ordinary Course of Business; (iv) granted any registration rights, (v) adopted or authorized (A) any increase in the payments to or benefits under, any profit sharing, bonus or deferred compensation of its officers or directors, or (B) any material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees; (vi) suffered damage to or destruction of or loss of any material asset or property, whether or not covered by insurance; (vii) except as listed in Schedule 3.8, entered into, terminated, or received notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any Contract involving a total remaining commitment by or to a Purchased Company of at least $10,000; (viii) sold (other than sales of inventory in the Ordinary Course of Business), leased, or otherwise disposed of any material asset or property of it or mortgaged, pledged, or suffered imposition of any Lien on any material asset or property of it, including the sale, lease, or other disposition of any Intellectual Property; (ix) adopted a material change in the accounting methods used by it; or (x) entered into any agreement, whether oral or written, to do any of the foregoing.

3.9	Legal Compliance; Permits.

(a)	Except as set forth in Schedule 3.9:

(i)
the Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to (A) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
the Company has not received any notice or communication (whether written or oral) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.10	Tax Matters.

(a)
Computation, Preparation and Payment.  Except as disclosed in Schedule 3.10(a), the Company has correctly computed all Taxes owing by it, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign Tax Returns required to be filed by it, has timely paid all Taxes which were due and payable on or prior to the date hereof, has fully accrued in its books and records all Taxes which are due but not yet payable as of the date hereof, and has made adequate provision for taxes in the Financial Statements for the period ended December 31, 2013 and estimated taxes for the period ending on the Closing Date.  The Company has made adequate and timely installments of Taxes required to be made.

(b)	Accrued Taxes. Since December 31, 2011, the Company has only incurred liabilities for Taxes in the Ordinary Course of Business.

(c)
Status of Assessments.  Except as set forth in Schedule 3.10(a), all Tax Returns of the Company have been assessed in the normal course and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or any outstanding objections to any assessment or reassessment of Taxes.  Any proposed deficiencies have been paid and settled.  All estimated taxes for 2014 have been submitted and paid.

(d)
Contingent Tax Liabilities.  There are no contingent Tax liabilities or any grounds that could prompt an assessment or reassessment of the Company, including aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns, reports, elections, designations or any other related filings, nor has the Company received any indication from any taxation authorities that an assessment or reassessment of Tax is proposed.

(e)
Withholdings.  The Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when estimated and/or due, in the form required under appropriate Legal Requirements, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by the Company will be retained in the appropriate accounts and will be remitted by the Company to the appropriate authorities when due.

(f)
Collection and Remittance.  The Company has collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Company) the amount of all Taxes required to be collected and has paid and remitted such Taxes when estimated and/or due, in the form required under appropriate Legal Requirements or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Company will be retained in the appropriate accounts and remitted by the Company to the appropriate authorities when due.

(g)
Assessments.  The Company is not and, to the Knowledge of the Company and the Stockholders, will not be subject to any assessments, reassessments, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.

(h)
Jurisdictions of Taxation.  The Company has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside of the Province of Nova Scotia, and the Canadian federal government.  The Stockholders shall indemnify Purchaser for any Losses incurred if it is determined that any taxes are owed in any jurisdiction foreign or domestic.

(i)
Related Party Transactions.  The Company has, and has never been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm's length within the meaning of the ITA.

(j)
Forgiveness of Debt.  The Company has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the ITA.

(k)	Tax Returns. The Company has made available to Purchaser or its advisors, copies of all Tax Returns for the Company filed for all periods.

(l)
Deductibility.  As of Closing, there will not be any Contract, plan or arrangement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under appropriate Legal Requirements other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

3.11	Real Property.

(a)	The Company does not own any real property.

(b)	The Company is not bound by any real property leases or subleases except as set forth in Schedule 3.11.

(c)
To the Knowledge of the Company, the leased property set forth in Schedule 3.11, the buildings and structures thereon, and the operations and maintenance thereof comply in all material respects with all applicable material restrictive covenants and conform to all applicable material legal requirements, including those relating to land use and zoning.  The buildings and other structures on such real property are in reasonably good operating condition and repair, subject to ordinary wear and tear.

3.12	Intellectual Property.

(a)
The Company owns or has the right (to the Knowledge of the Company with respect to trademarks) to use pursuant to license, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

(b)
The Company has not infringed (to the Knowledge of the Company with respect to trademarks and patents) upon any Intellectual Property rights of third parties, and the Company has not received any complaint, claim, demand, or notice alleging any such infringement (including any claim that it must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of the Company no third party has infringed upon any Intellectual Property rights of the Company.  To the Knowledge of the Company, none of the Intellectual Property of the Company is used or available for use by any Person other than the Company and other than pursuant to the license terms by which the Company’s products have been sold to customers.  The Company has made available all such licensing arrangements to the Purchaser.

(c)
Schedule 3.12(c) identifies each patent, copyright, trademark or other registration which has been issued to the Company with respect to any of the Company-owned Intellectual Property (including all software developed by or for the Company) and identifies each pending patent application or application for registration which the Company has made with respect to any of the Company-owned Intellectual Property together with all agreements relating to such patents to which the Company is a party.  The Company has delivered or made available to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).  Schedule 3.12(c) also identifies each trade name, domain name, copyright, copyright registration, unregistered copyright, registered trademark or unregistered trademark used by the Company in connection with any of its businesses as currently conducted together with all agreements relating to such Intellectual Property.  With respect to each item of Intellectual Property required to be identified in Schedule 3.12 (c):

(i)	the Company possesses all right, title, and interest in and to the item, free and clear of any Lien;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, or ruling; and

(iii)
no action, suit, proceeding, hearing, complaint, claim is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(d)
The Company is in full compliance with the license requirements or ownership requirements of all off-the-shelf software and/or information technology or communications devices, in the possession of, owned or licensed by or used by the Company.  Except for off-the-shelf software and/or information technology or communication devices, Schedule 3.12(d) identifies each item of third-party Intellectual Property that the Company uses pursuant to license, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 3.12(d):

(i)	the license, agreement, or permission covering the item is legal, valid, binding, enforceable by the Company, and in full force and effect;

(ii)
the license, agreement, or permission will continue to be legal, valid, binding, enforceable by the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and

(iii)
to the Knowledge of the Company, without inquiry of any counterparties, no party to the license, agreement, or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default thereunder.

(e)
All royalties, license fees, charges and other amounts payable by, on behalf of, or for the account of, the Company in respect of any Intellectual Property are reflected in the Financial Statements or will be reflected on the books of the Company as of the Closing Date, as applicable.

(f)
There has not been any claim or demand brought or, to the Knowledge of the Company, threatened, which in any such case (i) challenged the rights of the Company in respect of any Intellectual Property, (ii) asserted that the Company was infringing or otherwise in conflict with, or required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claimed that any default of the Company existed under any agreement or arrangement listed on Schedules 3.12(c) or 3.12(d).  None of the Intellectual Property set forth in Schedules 3.12(c) and 3.12(d) is subject to any outstanding Order against the Company by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation against the Company or, to the Knowledge of the Company, threatened claim against the Company, within the last five years, whether or not resolved in favor of the Company.

(g)
All current and former employees and consultants of the Company whose duties or responsibilities relate to its business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favour of it in the form provided to Purchaser.  Each such Person has waived its moral rights to any Intellectual Property created by it on behalf of the Company.

(h)
Except as identified at Schedule 3.12(d), all Intellectual Property developed by or for the Company is not subject to the GNU General Public License ("GPL"), any "copyleft" license, or any other open source or quasi-open source license that requires as a condition of use, modification and/or distribution of code associated with the Intellectual Property, that the Intellectual Propery (or any portion of it) be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed under terms approved by the Open Source Initiative or similar organizations.  With respect to the four Intellectual Property components identified at Schedule 3.12(d) as being subject to the GPL, the Company has taken the remedial steps described in Schedule 3.12(d).  Subject to the foregoing the Company and Stockholders represent and warrant that the documentation and training materials are not subject to the GNU Free Documentation License or other license that imposes any of the conditions listed above for code.  Neither the Company nor the Stockholders have made any submission, and is not subject to, any agreement with standards bodies or other entities that would obligate the Company and/or Stockholders to grant licenses to or otherwise impair its control of the Intellectual Property in any respect.

(i)
All products and services used, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the business of the Company as currently conducted, do not (to the Knowledge of the Company with respect to trademarks or patents) infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party.

(j)
To the Knowledge of the Stockholders and the Company no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company.  The Company has taken reasonable steps in accordance with normal industry practice, including but not limited to the following steps, to protect its Intellectual Property, including without limitation: unregistered copyrights;  the use of obfuscation key code; the use of dongle and/or license agreement protections; and the use of employee and contractor agreement protections.

(k)
All Intellectual Property owned or purported to be owned by the Company was:  (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all rights or ownership to the Company, and all of the foregoing have expressly waived any moral rights they may have in their assigned work product.

(l)
The Company's licensed and marketed products related to the business of the Company, including any customized products, perform in all material respects in accordance with the functions described in any agreed to or written specifications or end user documentation provided to customers or potential customers of the Company and in accordance with the Company's contractual obligations to the Company's customers.  As of Closing neither the Company nor the Stockholders have been notified, either verbally or in writing, that such products do not perform as set forth above, subject to routine support and production ready matters.

(m)
Neither the Company nor the Stockholders have intentionally incorporated any disabling device or mechanism in the Intellectual Property, including the products the Company sells or licenses to customers.  Furthermore, the Company's Intellectual Property and its products at the time of Closing are free of all malware and other suspected contaminants, and are production ready and do not contain any errors or problems that would substantially disrupt their operation or have a materially adverse impact on the operation of the Intellectual Property or products as contemplated by the Company's product documentation.

3.13	Contracts.

Schedule 3.13 lists the following contracts and other agreements to which the Company is a party as of the date hereof:

(a)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)
any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000;

(c)	any agreement concerning a partnership or joint venture;

(d)
any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e)
any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees in excess of $10,000 per annum;

(f)	any agreement in excess of $10,000 per annum for the employment of any individual on a full-time, part-time, consulting, or other basis;

(g)	any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the Ordinary Course of Business;

(h)	any agreement (or group of agreements) that was not entered into in the Ordinary Course of Business and involves expenditures (including capital expenditures) or consideration in excess of $10,000;

(i)
any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(j)
any licensing agreement or other similar agreement with respect to patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property, other than any such agreements or arrangements which are disclosed on Schedule 3.12;

(k)	any collective bargaining agreement or other similar agreement to or with any labor union or other employee representative of a group of employees;

(l)
any agreement containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(m)	any power of attorney that is currently effective and outstanding;

(n)	any agreement entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(o)	any written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(p)	any agreement containing off-set rights or obligations; and

(q)	any amendment, modification or supplement (whether oral or written) in respect of any of the foregoing.

The services of Tom Gilgan, Bruce Annand and Ron Stewart are provided to the Company by the corporations listed at Schedule 2.8, and such consulting arrangements will be terminated concurrent with the Closing.

The Company has made available to the Purchaser a correct and complete copy of each written agreement listed in Schedule 3.13 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to therein.  With respect to each such agreement:  (A) the agreement is legal, valid, binding and enforceable against the Company, and to the Knowledge of the Company, against the other parties thereto, and is in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms immediately following the consummation of the transactions contemplated hereby; and (C) except as set forth in Schedule 3.13, the Company is not in breach or default, and to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or to the Knowledge of the Company, a breach or default by any other party thereto, or permit termination, modification, or acceleration, under the agreement.

To the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any agreement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (X) engage in or continue any conduct, activity, or practice relating to the business of the Company or (Y) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

Except as set forth in Schedule 3.13, the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation, termination or cancellation for convenience or breach of, or default under, any agreement identified or required to be identified on Schedule 3.13.

3.14	Litigation.

(a)	Except as set forth on Schedule 3.14(a), there are no pending Proceedings:

(i)	that have been commenced by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)	that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Company, no such Proceeding has been threatened (verbally or in writing), nor (except as set forth on Schedule 3.14(a)) has the Company entered into any agreement to extend the statute of limitations with respect to any pending Proceeding against it, regardless of when the Proceeding was commenced.  The Company has made available to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 3.14(a).

(b)	Except as set forth on Schedule 3.14(b):

(i)	there is no Order naming the Company or, to the Knowledge of the Company, to which the Company, or any of the assets owned or used by it, is subject; and

(ii)
to the Knowledge of the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of it.

(c)	Except as set forth on Schedule 3.14(c):

(i)
the Company is, and at all times has been, in compliance in all material respects with the terms and requirements of each Order naming the Company or, to the Knowledge of the Company, to which it, or any of the assets owned or used by it, is or has been subject; and

(ii)
the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order naming the Company or, to the Knowledge of the Company, to which any such Purchased Company, or any of the assets owned or used by it, is or has been subject.

3.15	Employees.

Schedule 3.15 contains a complete and correct list of the following information for each employee of the Company as of the date hereof, including, where applicable, each employee on leave of absence or layoff status:  name; job title; current compensation paid or payable and any change in compensation since December 31, 2013; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan.  The Company is not bound by or subject to and never has been bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union.  No employees of the Company are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by the Company, and, to the Knowledge of the Company, no campaign to establish such representation is in progress.  The Company has not knowingly engaged in any unfair labor practices under applicable law.  There has not been any labor dispute, strike, slowdown, picketing or work stoppage against the Company pending or, to the Knowledge of the Company, threatened.  The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, plant closing, employment insurance, prescription drugs, parental insurance and  pay equity.  The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements in all material respects.  To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company.

3.16	Employee Benefits.

(a)	Schedule 3.16 lists each Employee Benefit Plan that the Company maintains or contributes to or has maintained or contributed to. With respect to each Employee Benefit Plan listed in Schedule 3.16:

(i)
The Company has performed and complied in all material respects with its obligations with respect to each Employee Benefit Plan, and each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of the ITA and all other Legal Requirements.

(ii)	All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely made to each such Employee Benefit Plan.

(iii)
No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending and there are no outstanding liabilities for Taxes, penalties or fees.

(iv)
The Company has delivered or made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions currently in effect, the most recent registration letters received from the CRA, the two most recent annual reports filed with the relevant pension Governmental Authority and the CRA, and all related trust agreements, insurance contracts, and other funding agreements currently in effect which implement each such Employee Benefit Plan.

(b)
The Company does not maintain any Employee Benefit Plan which is a defined benefit pension plan or a funded Employee Benefit Plan (other than the matching contribution of the Group RRSP) nor does it contribute to an Employee Benefit Plan which is a multiemployer plan.

(c)	The Company has no obligation to provide health or other non-pension benefits to retired or other former employees, except as required by applicable Legal Requirements.

(d)
Neither the execution nor delivery of this Agreement nor the consummation of the Contemplated Transactions will entitle any current or former employee to severance or termination pay, unemployment compensation or other similar payment, will not accelerate the time of payment or vesting or increase the amount of compensation due any such employee or former employee.

(e)
Any Employee Benefit Plan that is subject to the salary deferral arrangement rules or the retirement compensation arrangement rules of the ITA has been operated at all times in good faith compliance with the requirements of such provisions.

(f)	No Employee Benefit Plan invests in or maintains any holding in any class of equity interest of the Company or any Affiliate or Subsidiary.

(g)	No Employee Benefit Plan is maintained outside of Canada.

(h)
To the Knowledge of the Company, there has not been any fiduciary violation under Legal Requirements in connection with any Employee Benefit Plan that could subject the Company (or any officer or employee thereof) to any penalty or tax under applicable pension Legal Requirements or the ITA.

3.17	Environmental, Health, and Safety Matters.

(a)
The Company is and has been in compliance in all material respects with, and not in violation in any material respect of, and have no material liability under, the Environmental, Health and Safety Requirements.

(b)
The Company has all permits or authorizations required by applicable Environmental, Health and Safety Requirements for its operations, is in compliance in all material respects with all terms and conditions of such permits and authorization, has received no notices or communications involving violations or deficiencies of such permits, and has submitted any required renewal applications.

3.18	Consents and Notices.

Except as set forth on Schedule 3.18 (the "Required Consents and Notices"), no consent, notice, approval, ratification, permission, waiver, order or authorization, or registration, qualification, designation, declaration or filing with, any third party or Governmental Authority on the part of the Company is required in connection with the consummation of the Contemplated Transactions, other than (i) notification to the Controlled Goods Directorate (Canada) of the change of control of the Company and (ii) the consent of the Canadian and International Industrial Security Directorate for the change of ownership of Company and its facility clearance.

3.19	Brokers' Fees.

None of the Purchased Companies nor any of the Stockholders have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.20	No Undisclosed Liabilities.

Since December 31, 2013, the Company has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in conformity with GAAP, other than (a) liabilities under this Agreement relating to or in connection with the transactions contemplated hereby or (b) liabilities incurred in the Ordinary Course of Business.

3.21	Sufficiency of Assets.

The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.

3.22	Accounts Receivable.

All accounts receivable of the Company that are reflected on the Balance Sheet, the Closing Balance Sheet and on Schedule 3.22 attached hereto, as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

3.23	Inventory.

All inventory of the Company, whether or not reflected in the Balance Sheet or the Closing Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, the Closing Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.24	Insurance.

(a)	The Company has made available to Purchaser:

(i)
copies of all current policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement;

(ii)	copies of all pending applications for policies of insurance; and

(iii)	any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b)	Schedule 3.24(b) describes:

(i)	any self-insurance arrangement (other than relating to insurance for directors and officers of the Company) by or affecting the Company, including any reserves established thereunder;

(ii)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)
all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)	Schedule 3.24(c) sets forth for the current policy year and each of the two preceding policy years:

(i)	a summary of the loss experience under each policy;

(ii)	a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth in Schedule 3.24(d):

(i)	All policies to which the Company is a party or that provide coverage to any director or officer of the Company:

(A)	are valid, outstanding, and enforceable;

(B)
taken together, provide insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company and for all risks to which the Company is normally exposed;

(C)	are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and

(D)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)
The Company has not received (A) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)
The Company has paid all premiums due, and otherwise performed all of its respective obligations in all material respects, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

(iv)	the Company has given notice to the insurer of all claims in excess of $25,000 of which it has knowledge that may be insured thereby.

3.25	Certain Payments.

The Company has not, nor has any director, officer, agent, representative or employee thereof, or any other Person associated with or acting for or on behalf of the Company, directly or indirectly (a) made, authorized or offered or is making any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Purchased Company or any Affiliate thereof, or (iv) in violation of any Legal Requirement, (b) established or maintained, or is maintaining any fund or asset that has not been recorded in the books and records of the Company or (c) has established or maintained, or is maintaining any unlawful fund of corporate monies or other properties.

3.26	Relationships with Related Persons.

Except as set forth on Schedule 3.26, no Related Person of any Stockholder or of the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business.  None of the Stockholders nor, to the Knowledge of the Company, any Related Person of any Stockholder or of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with it at substantially prevailing market prices and on substantially prevailing market terms.  Except as set forth on Schedule 3.26, and other than in respect of employment, none of the Stockholders nor, to the Knowledge of the Company, any Related Person of any of the Stockholders or of the Company, is a party to any Contract or arrangement with, or has any claim or right against, the Company.

3.27	Product Warranties.

No product manufactured or sold by the Company is subject to any guaranty, warranty, right of return or other indemnity other than as described on Schedule 3.27 and other than the Company's standard terms and conditions of sale, which are fully and accurately summarized on Schedule 3.27.  There are no existing or to the Knowledge of the Company, threatened claims against the Company, and there have been no claims against the Company alleging any material defects in the Company's products, or alleging any material failure of its products to meet specifications, and no basis exists for any claims against the Company alleging any material defects in its products, or alleging any material failure of its products to meet specifications.

3.28	Powers of Attorney.

Except as disclosed in Schedule 3.28, there are no outstanding powers of attorney executed on behalf of the Company or any officers of the Company or, to the extent relating to the Company, any of the Stockholders.

3.29	Residency.

No Stockholder is a non-resident of Canada within the meaning of the ITA.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser and Track Group, jointly and severally, make the following representations and warranties to the Stockholders and (prior to the Closing) the Company, as modified by the disclosure schedules prepared by the Purchaser and accompanying this Agreement (the "Purchaser Disclosure Schedules"), and each reference to a Schedule in this ARTICLE 4 shall be a reference to a section of such Purchaser Disclosure Schedules.

4.1	Organization and Qualification.

Track Group is a corporation duly organized, validly existing, and in good standing under the laws of Utah.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Nova Scotia.

4.2	Financing.

The Purchaser has, or will have available at the Closing, sufficient funds necessary to consummate the transactions contemplated by this Agreement.

4.3	Authorization of Transaction; Enforceability.

Each of the Purchaser and Track Group has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, and such execution, delivery and performance has been duly authorized by all necessary corporation action by it.  This Agreement and the Escrow Agreement constitute valid and legally binding obligations of the Purchaser and Track Group, enforceable against each of them in accordance with their respective terms.

4.4	Noncontravention.

Except as set forth on Schedule 4.4, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) conflict with or violate the articles of incorporation or bylaws of the Purchaser or Track Group or any resolution adopted by the board of directors of either of them or result in a violation of, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, (b) contravene, conflict with or violate any Legal Requirement applicable to either of them or by which the respective properties or assets of either of them is bound, (c) contravene, conflict with, or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any identified or required to be identified on the Purchaser Disclosure Schedules, or result in the creation of any Lien on any of the properties or assets of either of them pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which either of them is a party or by which either of them, or any of the respective properties or assets of either of them is bound, or (d) except as otherwise contemplated in this Agreement, require the Purchaser or Track Group to obtain any material consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

4.5	Consents and Notices.

No consent, approval, ratification, permission, waiver, order or authorization of, or registration, qualification, designation, declaration or filing with, any third party or Governmental Authority on the part of Purchaser or Track Group is required in connection with the consummation of the Contemplated Transactions, other than a filing within thirty (30) days of the Closing Date of a Notice of Investment under the Investment Canada Act.

4.6	Brokers' Fees.

Neither the Purchaser nor Track Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.7	Track Group SEC Reports; Financial Statements.

Track Group has filed on a timely basis all reports required by it, since December 31, 2012, under the Securities Acts of 1933, as amended (the "Securities Act") and the Exchange Act of 1934, as amended, (the "Exchange Act") with the United States Securities and Exchange Commission (the "SEC").  Each of the Purchaser's reports with the SEC at the time of its filing, or if not yet filed, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Purchaser.  As of their respect dates (or, if amended prior to the date thereof, as of the date of such amendment, the Purchaser's reports to the SEC did not, and any Purchaser reports to the SEC filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

4.8	Issuance of Track Group Shares.

Upon issuance of any shares of Track Group's common stock pursuant to the terms of this Agreement, such shares shall be duly authorized, validly issued, fully paid and nonassessable, freely tradeable, and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable laws or the organizational documents of Track Group or any of its subsidiaries.  Furthermore, at the Closing, Track Group will hold sufficient authorized but unissued shares of Track Group's common stock for Track Group to meet its obligations to deliver Track Group’s shares of common stock after Closing under this Agreement.   Furthermore, at the Closing, the Purchaser will hold sufficient issued shares of Track Group's common stock for the Purchaser to meet its obligations to deliver Track Group’s shares of common stock at Closing under this Agreement.

ARTICLE 5

COVENANTS

5.1	General.

Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 6 below).

5.2	Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, the Stockholders and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy the conditions set forth in Section 6.1; and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy the conditions set forth in Section 6.2.

5.3	Operation of Business.

The Company will not, and the Stockholders will cause the Company not to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Purchaser and will use commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers and key employees and preserve existing relationships with customers, suppliers and others having material business relationships with it.   The Purchaser acknowledges that between Financial Close and the Closing the Company has redeemed its outstanding Class A preferred shares for $60,900, and repaid the $15,000 indebtedness due to Stockholders.  The Company and Stockholders covenant and represent that no other obligations or payments are owed to any preferred stockholders of the Company.

5.4	Certain Tax Matters.

The following provisions shall (i) govern the allocation of responsibility as between Purchaser and the Stockholders for certain tax matters following the Closing, and (ii) address certain other matters relating to Taxes:

(a)
Pre-Closing Taxes.  The Stockholders shall pay Taxes of the Company for all Pre-Closing Tax Periods to the extent such Taxes exceed the amounts accrued for Taxes in the Final Closing Balance Sheet (provided that such amounts accrued are reflected in connection with the calculation of any adjustments to the Purchase Price pursuant to Section 2.4) and shall indemnify and hold harmless the Purchaser from the obligation to pay any such Taxes.

(b)
Responsibility for Filing Tax Returns.  The Stockholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  The Stockholders shall permit the Purchaser to review and comment on each Tax Return described in the preceding sentence prior to filing.  Except as otherwise required by any applicable Legal Requirement, the Purchaser shall not amend, and shall not permit to be amended, any such Tax Return of the Purchased Companies without the written consent of the Stockholders (which consent shall not be unreasonably withheld or delayed).

(c)
Cooperation on Tax Matters.  The Purchaser and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns for the Company for all periods that begin before the Closing and any audit, litigation or other action or Proceeding with respect to Taxes.

5.5	Certain Taxes.

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement, shall be borne, severally but not jointly, by the Stockholder incurring such Taxes or fees.  The applicable Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, each of the Parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.6	Accounts Receivable.

To the extent that any Accounts Receivable are not collected in full within 120 days following the Closing Date (the "Collection Period"), the amount of such uncollected Accounts Receivable shall be excluded from the calculation of ACC, but such amount shall be held in escrow for a further 90 days to allow for additional time for such Accounts Receivable to be collected.  An amount equal to any Accounts Receivable collected during such additional 90 day period shall be paid by the Purchaser to the Stockholders.

5.7	Indemnification for Directors and Officers.

From and after the Closing Date, the Purchaser and Track Group shall, and the Purchaser and Track Group shall cause the Company to, exculpate, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law and the Constating Documents of the Company (together, the "Organizational Documents"), each individual who served as a director or officer of the Company prior to the Closing, including the advancement of reasonable expenses incurred by such person in defense of any proceeding related thereto upon the receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under applicable law or the Organizational Documents.  The Company (or any successor entity of the Company) agrees that for a period of six (6) years from the Closing Date, unless required by law, it shall not, as long as it continues to be in existence, amend, repeal or modify, and the Purchaser and the Company shall not permit to be amended, repealed or modified, any provision in the Organizational Documents relating to the exculpation or indemnification (including the advance of expenses) of officers and directors of the Company (or any successor entity of the Company) in a manner that would adversely affect the extent of such exculpation and indemnification.  In furtherance of the foregoing, the Purchaser agrees that it will obtain tail coverage under the Company's existing directors and officers insurance policy in satisfaction of the foregoing obligations.

5.8	Stock Exchange Listing.

Track Group shall use its best efforts to have the shares of its common stock listed and trading on the New York Stock Exchange or the Nasdaq exchange within six months of the date hereof.

5.9	Registration.

Track Group shall register the resale by the Stockholders of the Escrowed Shares and the Post-Closing Shares (either together or separately) upon a registration statement on Form S-1 or such other form as may be available for use by Track Group for such purpose (the “Registration Statement”).  Track Group agrees to file the Registration Statement with the Securities and Exchange Commission (“SEC”) within 120 days of the date hereof, subject to receipt of all information regarding the Company and the Stockholders required in connection with the preparation of such Registration Statement.  Track Group shall use its best efforts to cause the Registration Statement to become effective within 90 days of the filing thereof and to make appropriate filings required to register the Escrowed Shares and the Post-Closing Shares and to register and qualify the Escrowed Shares and the Post-Closing Shares under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Stockholders.  Track Group will take such actions as may be necessary to keep the Registration Statement continuously effective until the date that is [180] days after the end of the Post-Closing Payment Period, including without limitation, to prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement. Track Group shall provide a transfer agent and registrar for all Escrowed Shares and Post-Closing Shares registered pursuant to this Agreement and provide a CUSIP number for all such Escrowed Shares and Post-Closing Shares, in each case not later than the effective date of such Registration Statement.  Track Group shall furnish to the Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Stockholders may reasonably request in order to facilitate their disposition of their Escrowed Shares and Post-Closing Shares.  Track Group shall use its commercially reasonable efforts to cause all such Escrowed Shares and Post-Closing Shares to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Track Group are then listed.  Track Group shall promptly make available for inspection by the Stockholders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Stockholders, all financial and other records, pertinent corporate documents, and properties of Track Group, and cause Track Group’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, and shall notify each Stockholder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed, and shall promptly provide to each Stockholder a copy of any comments or correspondence received from or sent to the SEC regarding the Registration Statement.  All expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 5.9, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Track Group.  Stockholders shall be responsible for their own fees and expenses, including legal fees, if any.  When the Registration Statement has been declared effective by, the Escrowed Shares and the Post-Closing Shares will be unrestricted and free trading. The Stockholders will cooperate with Track Group in the preparation and filing of the Registration Statemenft.  Track Group will indemnify and hold harmless each Stockholder against any loss, damage, claim or liability (joint or several) to which a Stockholer may become subject under the Securities Act, the Exchangfe Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Track Group (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law (“Damages”), including, without limitation, legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred, provided that Track Group shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Stockholder expressly for use in connection with such registration.

5.10	Reports Under Exchange Act.

With a view to making available to the Stockholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell securities of Track Group to the public without registration or pursuant to a registration on Form S-3, Track Group shall: (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times; (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Track Group under the Securities Act and the Exchange Act; and (c) furnish to any Stockholder, so long as the Stockholder owns any Escrowed Shares or Post-Closing Shares, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after Track Group so qualifies); and (ii) such other information as may be reasonably requested in availing any Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after Track Group so qualifies to use such form).

5.11	Purchaser’s Acknowledgement.

The Purchaser acknowledges, in respect of the Stockholders’ representations in clauses clauses 3.12(a), 3.12(b) 3.12(i) or 3.12(j), that the Stockholders have not conducted registration searches for patents or trademarks or made inquiries of third parties.   The Stockholders agree that the foregoing acknowledgement does not relieve them from any liability in respect of the representations made by them in clauses 3.12(a), 3.12(b) 3.12(i) or 3.12(j).

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1	Conditions to Obligation of Purchaser.

The obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)
the representations and warranties set forth in ARTICLE 3 above (as modified by the Company Disclosure Schedules) shall be true and correct at the Closing Date as if made on and as of such date (other than with respect to representations and warranties which are expressly made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except for any failures to be true and correct which would not, taken as a whole, result in or be reasonably expected to result in a Closing Material Adverse Change;

(b)
the Company and the Stockholders shall have performed and complied in all material respects with all of their respective agreements and covenants required to be performed by or complied with by them on or prior to the Closing Date;

(c)
there shall not be any judgment, Order, decree, stipulation, injunction, or charge in effect or Legal Requirement promulgated by any Governmental Authority preventing consummation of any of the transactions contemplated by this Agreement;

(d)	since the date hereof, there shall not have been any Closing Material Adverse Change;

(e)
the Company shall have delivered to the Purchaser (i) a certificate to the effect that each of the conditions specified in Section 6.1(b) (as to the Company), 6.1(c), 6.1(d), and 6.1(h) (as to the Company) is satisfied in all respects and (ii) the additional items for delivery by the Company described in Section 2.2(b) hereof;

(f)	the Stockholders shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Section 6.1(a) (as to the Company) is satisfied in all respects;

(g)
each Stockholder shall have delivered to the Purchaser (i) a certificate to the effect that each of the conditions specified in Section 6.1(a), 6.1(b) and 6.1(h) is satisfied in all respects (in each case as to such Stockholder) and (ii) the additional items for delivery by such Stockholder described in Section 2.2(b) hereof; and

(h)	all Required Consents and Notices shall have been obtained or made by the Stockholders or the Company in form and substance reasonable satisfactory to Purchaser.

The Purchaser may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2	Conditions to Obligation of Company and Stockholders.

The obligations of the Company and the Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)
the representations and warranties set forth in ARTICLE 4 above (as modified by the Purchaser Disclosure Schedules) shall be true and correct in all material respects at the Closing Date as if made on and as of such date (except for any representations and warranties which are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects);

(b)
the Purchaser and Track Group shall have performed and complied in all material respects with all of their respective agreements and covenants required to be complied with or performed by it prior to the Closing Date;

(c)
there shall not be any judgment, Order, decree, stipulation, injunction, or charge in effect or Legal Requirement promulgated by any Governmental Authority preventing consummation of any of the transactions contemplated by this Agreement; and

(d)
the Purchaser shall have delivered to the Company and the Stockholders a certificate to the effect that each of the conditions specified above in Sections 6.2(a), (b), and (c) are satisfied in all respects.

The Company and the Stockholders may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE 7

INDEMNIFICATION

7.1	Survival of Representations, Warranties, Covenants and Agreements.

All of the representations and warranties contained in this Agreement shall survive the Closing and continue for two years thereafter, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.10, 3.16, 3.19, 3.29, 4.1, 4.3 and 4.6 shall continue until thirty (30) days after the expiration of the applicable statute of limitations (including all extensions thereof by waiver) and (ii) the covenants and agreements under this Agreement shall survive the Closing indefinitely unless a shorter period is expressly provided for herein.  No claims may be asserted with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

7.2	Indemnification by Stockholders.

The Stockholders shall be obligated to indemnify and hold harmless the Purchaser, its Affiliates (including, after the Closing Date, the Company) and their respective officers, directors, employees, agents, successors, representatives, successors and assigns (each a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, losses, damages, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys', consultants' and experts' fees and expenses and other reasonable costs of defending, investigating or settling claims) suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them), including any punitive damages (solely to the extent awarded in respect of any Third Party Claims), consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items (it being understood that any such damages shall not be calculated with the application of a multiplier related to (x) lost earnings or (y) a similar financial metric and shall not include charges for time spent by the Purchaser or its employees in managing or otherwise dealing with such claim), net of any insurance proceeds actually received (net of recovery costs) (hereinafter, "Loss(es)"), by the Purchaser Indemnified Party, arising out of, relating to or resulting from:

(a)
any inaccuracy in or breach of any representation or warranty contained in ARTICLE 3 of this Agreement (or any claim by any third party alleging or constituting an inaccuracy or breach of any such representation or warranty) (in each case as modified by the Company Disclosure Schedules), which representations and warranties shall be deemed to have been made as of the date hereof and as of the Closing Date (other than with respect to representations and warranties which are expressly made as of a particular date, in which case such representations and warranties shall be deemed to have been made as of such date);

(b)
any breach of any covenant or agreement made by the Company in this Agreement prior to the Closing Date, including without limitation, the covenants of the Company set forth in ARTICLE 2 and ARTICLE 5 or any post-closing covenant or agreement made by the Stockholders which is contained in any of ARTICLE 2 or any of Sections 5.4 or 5.5 hereof (and related Losses and/or remedies (if any)); or

(c)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any of the Stockholders (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

Of any amounts which are payable by the Stockholders to any Purchaser Indemnified Party pursuant to this Section 7.2, subject to the limitations set forth in this Agreement including Section 7.4, such amounts shall be the obligation of the Stockholders, jointly and severally as between themselves.

7.3	Indemnification by Purchaser.

The Purchaser shall be obligated to indemnify and hold harmless the Stockholders, their respective Affiliates and their Affiliates' respective officers, directors, employees, agents, representatives, successors and assigns (each a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") from and against any and all Losses, arising out of, relating to or resulting from:

(a)
any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Purchaser contained in ARTICLE 4 of this Agreement, which representations and warranties shall be deemed to have been made as of the date hereof and as of the Closing Date (in each case as modified by the Purchaser Disclosure Schedules);

(b)	any breach of any covenant or agreement made by the Purchaser in this Agreement; or

(c)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

7.4	Limitations.

Notwithstanding anything to the contrary contained in this Agreement:  subject to the further limitations set forth in this Section 7.4, the maximum aggregate amount of indemnifiable Losses, without duplication, arising out of or resulting from the causes enumerated in Section 7.2(a) that may be recovered from the Stockholders, or from the causes enumerated in Section 7.3(a) shall not in either case exceed $2,000,000 (the "Aggregate Deal Cap"); provided, however, the limitations set forth in this Section 7.4 will not apply with respect to any Losses arising from the causes enumerated in Sections 7.2(b), 7.2(c), 7.3(b) or 7.3(c) of this Agreement or pursuant to a breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.19, 3.29, 4.1, 4.3, or 4.6 of this Agreement.  Notwithstanding the foregoing, any party’s' liability for fraud shall be unlimited.  Notwithstanding Section 7.2, the Stockholders shall have no indemnification obligation under Section 7.2 or otherwise pursuant to this Agreement in respect  of Losses arising from the causes enumerated in clauses 3.12(a), 3.12(b) 3.12(i) or 3.12(j), if the Loss relates to the ongoing use after Closing, by the Purchaser or its Affiliates, of the Company’s trademarks or the name “G2 Research”.

7.5	Indemnification Procedures.

(a)
The obligations and liabilities of the Stockholders and the Purchaser under this ARTICLE 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this ARTICLE 7 ("Third Party Claims") shall be governed by and contingent upon the terms and conditions set forth in this Section 7.5.  If any Purchaser Indemnified Party or Stockholder Indemnified Party (the "Indemnified Party"), as the case may be, shall receive notice of any Third Party Claim, the Indemnified Party shall give the Stockholders or the Purchaser (each, the "Indemnifying Party"), as the case may be, notice of such Third Party Claim within ten (10) days after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this ARTICLE 7 except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount of or a good faith estimate of the amount arising therefrom to the extent then known.

(b)
The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim: (i) it will be conclusively established for purposes of this Agreement that the claims made in respect of that Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If the Indemnifying Party, within thirty (30) days after notice of any such Third Party Claim, fails to assume the defense in accordance with this Section 7.5(b), the Indemnified Party shall have the right to assume and control the defense of the Third Party Claim and, in such event, the Indemnifying Party will be bound by any determination made in the defense of such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

(c)
Notwithstanding anything in this Section 7.5 to the contrary, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding in respect of a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.6	Exclusive Remedy.

Except in the case of fraud, the Parties acknowledge and agree that, from and after the Closing, the provisions of this ARTICLE 7 shall be the sole and exclusive remedy of the Indemnified Parties with respect to any Losses or any other liabilities or obligations arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby.

7.7	Effect of Knowledge.

(a)
The Purchaser hereby acknowledges and agrees that any actual or constructive knowledge on the part of the Purchaser, prior to Closing, of any breach of any of the representations and warranties of the Stockholders contained in this Agreement shall render null and void the applicability of the indemnification provisions contained in this ARTICLE 7 in respect of such breach.

(b)
The Stockholders hereby acknowledge and agree that any actual or constructive knowledge on the part of the Stockholders, prior to Closing, of any breach of any of the representations and warranties of the Purchaser contained in this Agreement shall render null and void the applicability of the indemnification provisions contained in this ARTICLE 7 in respect of such breach.

ARTICLE 8

MISCELLANEOUS

8.1	Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially efforts to consult with the other Parties prior to making the disclosure).

8.2	No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective beneficiaries, successors and permitted assigns; provided, however, that the provisions in ARTICLE 7 above concerning indemnification are intended for the benefit of the Persons entitled to indemnification thereunder.

8.3	Entire Agreement.

This Agreement (including the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  Without limiting the generality of this Section 8.3 and notwithstanding anything in this Agreement to the contrary, no Party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement other than those set forth in ARTICLE 3 and ARTICLE 4 of this Agreement, and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party except for the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 of this Agreement.

8.4	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.5	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, or (b) one Business Day after it is sent by a nationally recognized overnight courier and addressed to the intended recipient as set forth below:

(a)	If to the Company (prior to the Closing) or any of the Stockholders:

Ron Stewart

At his address as specified in Exhibit B3 or at such other residential address as Mr. Stewart advises Track Group from time to time

With a copy to:

Stewart McKelvey
900-1959 Upper Water Street
PO Box 997
Halifax, NS  B3J 2X2
Attention:  Jim Cruickshank

(b)	If to the Purchaser:

Track Group, Inc.
405 South Main Street, Suite 700
Salt Lake City, UT  84111
Attention:  Chief Financial Officer

With a copy to:

Durham Jones & Pinegar
111 East Broadway #900
Salt Lake City, UT  84111
Attention:  Kevin Pinegar

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.8	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Nova Scotia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Province of Nova Scotia.  Without limiting the foregoing, any dispute, claim or controversy which shall arise out of or in relation to this Agreement, or the breach thereof, or the transactions contemplated herein, shall be settled by binding arbitration.  Any such arbitration shall be held in New York, New York U.S.A. (other than any arbitration of disputes arising under Section 2.4, which shall be held in Halifax, Nova Scotia) in accordance with the Rules of the International Centre for Dispute Resolution in accordance with its international Arbitration Rules (the "Rules"), which Rules are deemed to be incorporated by reference.  Any such arbitration shall be conducted by one (1) arbitrator appointed by the International Centre for Dispute Resolution.  However, such arbitrator shall be an experienced business attorney with background in international stock purchases.  The arbitration shall be conducted in the English language.  Notwithstanding any contrary provisions in the Rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrator unless the arbitrator determines the fees and costs should be borne by one of the parties.  The arbitrator may not award or assess punitive damages against either party.

8.9	Amendments and Waivers.

No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder shall be deemed to extend to any prior or subsequent inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.11	Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses), incurred as a result of this Agreement and the transactions contemplated hereby.

8.12	Interpretation.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.13	Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.14	Post-Closing Actions of the Stockholders.

For purposes of the determination of any Post-Closing Payments pursuant to Section 2.6 (provided that the Purchaser or its successor shall have complied with all of its requirements under Section 2.6(b)), or approving any press release pursuant to Section 8.1, provided that no such press release shall include any reference to any Stockholder without such Stockholder's consent, any decision, action or agreement of the Stockholders after Closing, shall, in each case, be made or taken by Ron Stewart, acting as representative of and on behalf of, the Stockholders, and any such decision, action or agreement so made or taken shall be deemed to be a decision or action of all Stockholders and binding on all of them, notwithstanding any different decision or action, or failure to decide or act, on the part of the remainder of the Stockholders.

8.15	Termination of Stockholders' Agreement.

The Company and the Stockholders acknowledge and agree that, effective upon the Closing, the Stockholders' Agreement shall automatically terminate and be of no further force or effect, and neither the Company nor any of the Stockholders shall have any further liability thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER: TRACK GROUP – ANALYTICS LIMITED
By:	/s/ John Merrill
John Merrill Vice President and Treasurer

TRACK GROUP: SECUREALERT, INC. DBA TRACK GROUP LIMITED
By:	/s/ John Merrill
John Merrill Chief Financial Officer

COMPANY: G2 RESEARCH LIMITED LIMITED
By:	/s/ Tom Gilgan
Name: Tom Gilgan Title: Chief Executive Officer

STOCKHOLDERS:

/s/ Tom Gilgan
TOM GILGAN, in his own right and on behalf of The Gilgan 2011 Family Trust

/s/ Bruce Annand
BRUCE ANNAND, in his own right and on behalf of The Annand (2009) Family Trust

/s/ Ron Stewart
RON STEWART, in his own right and on behalf of The Stewart 2011 Family Trust